Exhibit 4.1

                            CORONADO INDUSTRIES, INC.
                      16929 E. Enterprise Drive, Suite 202
                            Fountain Hills, AZ 85268


                                  July 16, 2001


Coronado Employees and Consultants,

     The Company's Board of Directors has decided to make available to all employees and consultants, shares of the Company's common stock at the price of 90% of the lowest closing bid price during the week prior to the employee's payday.

     To participate in this program, all you have to do is execute this letter in the space below, and indicate the amount of wages you wish to have allocated to this Plan and the pay period from which your salary will be credited. Your free-trading shares will be delivered to you within a few days.


                                        Coronado Industries, Inc.


                                        By: /s/ Gary R. Smith
                                            ------------------------------
                                            Gary R. Smith, President



     ------------------------------         ------------------------------
     Amount of Wages                        Employee Signature


     ------------------------------         ------------------------------
     Pay Period From                        Name of Employee
     Which To Be Paid                       (Please Print)